Exhibit 99.1

Lifetime Brands Announces Retirement of Vice Chairman

and Chief Operating Officer Ronald Shiftan

GARDEN CITY, N.Y., June 12, 2018 – Lifetime Brands, Inc. (NasdaqGS: LCUT), a leading global provider of branded kitchenware, tableware and other products used in the home, today announced that Vice Chairman and Chief Operating Officer Ronald Shiftan will retire from his full-time role with the Company effective December 31, 2018 and will continue working for the Company in a part-time capacity until March 15, 2019. Mr. Shiftan will continue to serve on Lifetime’s Board of Directors.

Executive Chairman Jeffrey Siegel commented, “We thank Ron for his many years of service and for helping to build Lifetime into one of the world’s largest housewares companies. We look forward to his continued input as a non-management director.”

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under well-known kitchenware brands, including Farberware®, KitchenAid®, Sabatier®, Amco Houseworks®, Chef’n® Chicago™ Metallic, Copco®, Fred® & Friends, Houdini™, KitchenCraft®, Kamenstein®, Kizmos™, La Cafetière®, MasterClass®, Misto®, Mossy Oak®, Swing-A-Way® Taylor® Kitchen and Vasconia®; respected tableware and giftware brands, including Mikasa®, Pfaltzgraff®, Fitz and Floyd®, Creative Tops®, Empire Silver™, Gorham®, International® Silver, Kirk Stieff®, Rabbit® Towle® Silversmiths, Tuttle®, Wallace®, Wilton Armetale®, V&A® and Royal Botanic Gardens Kew®; and valued home solutions brands, including Bombay®, BUILT NY®, Taylor® Bath and Taylor® Weather. The Company also provides exclusive private label products to leading retailers worldwide.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com